EMPLOYMENT AGREEMENT


        THIS AGREEMENT is made as of this 11th day of July, 1996, by and between
REGENCY  REALTY   CORPORATION,   a  Florida   corporation  (the  "Company")  and
________________ ("Employee").

        In consideration of Employee's agreement to continue as an executive officer of the Company, Employee and the Company agree as follows:

        1.     Definitions.  The following definitions shall apply:

               (a)    "Cause" means:

                      (i) The  willful  and  substantial  failure  or refusal of
               Employee to perform duties assigned to Employee (unless Employee shall be ill or disabled) under circumstances where Employee would not have Good Reason to terminate Employee's employment hereunder, which failure or refusal is not remedied by Employee within thirty (30) days after written notice from the Chief Executive Officer of the Company or the Board of Directors of such failure or refusal;

                      (ii) A material breach of Employee's  fiduciary  duties to the Company (such as obtaining secret profits from the Company) or a violation by Employee in the course of performing Employee's duties to the Company of any law, rule or regulation (other than traffic violations or other minor offenses) where such violation has resulted or is likely to result in material harm to the Company, and in either case where such breach or violation constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of Employee's employment hereunder; or

                      (iii) Employee's engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction (or a no contest or nolo contendere plea thereto) which is not subject to further appeal and which is materially injurious to the business or public image of the Company.

               (b)    "Change of Control" means:

                      (i)  One-third  or more of the  members  of the  Board  of
               Directors of the Company are not Continuing Directors (a "Continuing Director" means any member of the Board of Directors of the Company (1) who was a member of such Board on December 31, 1995, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by at least a majority of the Continuing Directors then on such Board; (2) any individual who becomes a director subsequent to December 31, 1995, whose election or nomination for


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               election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Continuing Directors; and (3) any individual who becomes a director in connection with the transactions contemplated by the Stock Purchase Agreement dated as of June 11, 1996 by and among Security Capital Holdings S.A. and Security Capital U.S. Realty (collectively, the "Security Capital Entities") and the Company);

                      (ii) Any  individual,  firm,  partnership,  corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert (a "Person") (other than any employee benefit plan maintained by the Company or any entity controlled by the Company or any entity holding securities of the Company for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such a plan) becomes the Beneficial Owner of securities of the Company representing at least 30 percent of the combined voting power of the Company's then outstanding securities except (1) any acquisition by the Investor (as defined in the Stockholders Agreement dated July 10, 1996, among the Security Capital Entities and the Company) and their respective affiliates (including any bona fide pledge of securities of the Company by such Investor or its affiliates to secure bona fide indebtedness of such Person) which is not in violation of such Stockholders Agreement; (2) any acquisition directly from the Company; (3) any acquisition by the Company; (4) transfers between and among the Security Capital Entities and their respective affiliates; or (5) any transaction or series of related transactions directly with the Company which have been authorized by a majority of the Continuing Directors then serving on the Company's Board of Directors (a Person shall be deemed to be the "Beneficial Owner" of any securities (a) which such Person or any of such Person's "Affiliates" and "Associates," as such terms are defined in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934 (the "Exchange Act"), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase; or (b) which such Person or any of such Person's Affiliates or
               Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any successor provision), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subsentence
               (b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or

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               understanding  arises  solely from a  revocable  proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and is not also then reportable on a Schedule 13D under the Exchange Act
               (or  any   comparable  or  successor   report);   (c)  which  are
               beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subsentence (b) above) or disposing of any voting securities of the Company);

                      (iii) There shall be consummated  (A) any  reorganization, consolidation or merger (a "Business Combination") of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's common stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company's voting common stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 70% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such initial Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company voting stock, or (B) except as provided in clause (A), any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

                      (iv) The Company acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Company who are not directors immediately prior to the acquisition and such persons constitute at least fifty percent (50%) of the Board of Directors after such acquisition;

                      (v) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

                      (vi) The "Standstill Period" (as defined in Section 5.1 of the Stockholders Agreement dated July 10, 1996 among the Security Capital Entities and the Company) shall terminate and thereafter the Investor (as defined in the Stockholders Agreement), directly or indirectly through any of the Investor's Affiliates, shall either (A) take the action described in Section 5.2(iii) of the Stockholders Agreement or (B) other than as permitted by Article 2 of the Stockholders Agreement obtain representation on the Board of Directors of the

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               Company  or  obtain a change  in the  composition  or size of the
               Board of Directors of the Company.

               (c) "Good  Reason"  means (i) a  diminution  or  change,  without
Employee's consent, in the nature of Employee's authority, duties or responsibilities to a level materially inconsistent with Employee's position with the Company at the time of the Change in Control, or (ii) a material diminution, following a Change of Control, in Employee's base compensation or the formula for Employee's incentive compensation, without Employee's consent, or (iii) a material diminution, without Employee's consent, in the nature of
Employee's working conditions, or (iv) Employee shall be required to perform duties which would necessitate relocating Employee's residence beyond a reasonable commuting distance from downtown Jacksonville, Florida; provided, however, that Employee shall give the Company written notice of any facts Employee reasonably believes constitute Good Reason and the Company shall have thirty (30) days to cure such Good Reason, if susceptible of cure.

        2. Change of Control. In the event that the Company terminates Employee's employment without Cause or Employee terminates Employee's employment for Good Reason, in each case within three (3) years following a Change of
Control:

               (a) Employee shall be entitled to receive a lump sum within fifteen (15) days after the date of termination equal to the sum of (i) Employee's base compensation in effect on the date of termination or, if greater, immediately prior to the Change of Control, payable for _______________ months (the "Termination Payment Period"), (ii) an amount in cash equal to Employee's prior year's annual bonus, if any ("Prior Bonus") paid pursuant to the Company's Annual Incentive for Management Plan or any successor plan ("AIM"), or if greater, Employee's annual AIM bonus for the fiscal year ending immediately prior to the Change of Control times a fraction, the numerator if which is the number of months comprising the Termination Payment Period and the denominator of which is twelve (12), and (iii) an amount equal to the marginal cost to the Company of all fringe benefits and other employee benefits for the Termination Payment Period (other than vacations, stock options and profit sharing contributions but including the life insurance referred to in Section ) that Employee was receiving on the date of termination or immediately prior to the Change of Control, if greater.

        3. Compensation Upon Termination. Employee shall not be required to mitigate the amount of any compensation or other amounts payable to Employee hereunder pursuant to Section ("Change of Control") following the early termination of Employee's employment, by securing other employment or otherwise, nor will such compensation be reduced by reason of Employee securing other employment or for any other reason; provided, however, that if any portion of such compensation (or other amounts when added to all other amounts payable or distributable to Employee pursuant to the terms of this Agreement or otherwise) would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), the amount of such compensation shall be reduced until it is one dollar less than what would constitute an excess parachute payment.


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        4. Life Insurance. In the event that Employee's employment is terminated for any reason, whether before or after a Change of Control, Employee shall be entitled to assume paying the premiums on any term life insurance policy obtained by the Company during the term of this Agreement as a fringe benefit for Employee, provided that the terms of such insurance permit Employee to do so. The Company shall be required to continue paying the premiums on any such life insurance policy following a Change of Control so long as Employee remains employed by the Company until the term of such policy shall have expired.

        5. Confidentiality. The provisions of this Section shall survive the termination of this Agreement. The parties agree that any breach of this Section will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section , the non-breaching party shall be entitled to injunctive relief.

               (a)  Employee   will  not  use  or  disclose   any   confidential
information of the Company or any of its affiliates, including without limitation the Company's know-how and trade secrets and the know-how and trade secrets of the Company's Predecessor, without the Company's prior written consent, except in furtherance of the Company's business or except as may be required by law. "Predecessor" means The Regency Group, Inc. Additionally, and without limiting the foregoing, Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning the Company or its Predecessor, any of their respective affiliates or any employee of the Company, its Predecessor or any of their respective affiliates, or (ii) of information concerning Employee's experiences as an employee of the Company or its Predecessor, without the Company's prior written consent except as may be required by law.

               (b) The Company agrees not to disclose to any third party any information concerning the terms of Employee's employment or Employee's work-related performance or, in the event that Employee ceases to be employed hereunder, the reasons or basis for Employee's termination of employment, without Employee's prior written consent or except as may be required by law.

     6. Withholding. All payments to Employee hereunder shall be net of all amounts required to be withheld under applicable state or federal income tax law.

     7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby.

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        IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the day and year first above written.

                                                   REGENCY REALTY CORPORATION

                                       By:
                                      Its:



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